Global Payments Inc.

FORM OF RESTRICTED STOCK AWARD CERTIFICATE

Non-transferable
G R A N T T O

___________________________________________
("Grantee")

by Global Payments Inc. (the "Company") of

__________________________________________________

shares of its common stock, no par value (the “Shares”) pursuant to and subject to the provisions of the Global Payments Inc. 2011 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages of this award certificate (the “Terms and Conditions”). By accepting this Award, Grantee shall be deemed to have agreed to the terms and conditions set forth in this Restricted Stock Award Certificate (the “Certificate”) and the Plan.

Unless sooner vested in accordance with Section 3 of the Terms and Conditions or otherwise in the discretion of the Committee, the restrictions imposed under Section 2 of the Terms and Conditions will expire as to the following percentage of the Shares awarded hereunder, on the following respective dates; provided that Grantee is then still employed by the Company or any of its Affiliates:

Percentage of Shares	Date of Expiration of Restrictions
25%	[Year 1]
25%	[Year 2]
25%	[Year 3]
25%	[Year 4]

IN WITNESS WHEREOF, Global Payments Inc., acting by and through its duly authorized officers, has caused this Certificate to be executed.

GLOBAL PAYMENTS INC.	Grant Date: _________________
Grant number: _______________

By: ___________________________________________	Accepted by Grantee: ______________________
Its: Authorized Officer

TERMS AND CONDITIONS
1. Grant of Shares. The Company hereby grants to the Grantee named on the cover page hereof, subject to the restrictions and the other terms and conditions set forth in the Plan and in this Certificate, the number of Shares indicated on the cover page hereof of the Company’s no par value common stock (the “Shares”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.
2. Restrictions. The Shares are subject to each of the following restrictions. “Restricted Shares” mean those Shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered. If Grantee’s employment with the Company or any Affiliate terminates for any reason other than as set forth in paragraph (b) of Section 3 hereof, then Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares as of the date of employment termination, and such Restricted Shares shall revert to the Company. The restrictions imposed under this Section shall apply to all shares of the Company’s Stock or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock.
3. Expiration and Termination of Restrictions. The restrictions imposed under Section 2 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):

(a)
As to the percentages of the Shares specified on the cover page hereof, on the respective dates specified on the cover page hereof; provided Grantee is then still employed by the Company or an Affiliate; or

(a)	Termination of Grantee’s employment by reason of death or Disability or, subject to the consent of the Committee, Grantee’s Retirement.
4. Delivery of Shares. The Shares will be registered on the books of the Company in Grantee’s name as of the Grant Date and will be held by the Company during the Restricted Period in certificated or uncertificated form. If a certificate for Restricted Shares is issued during the Restricted Period with respect to such Shares, such certificate shall be registered in the name of Grantee and shall bear a legend in substantially the following form:
“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Award Certificate between the registered owner of the shares represented hereby and Global Payments Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Certificate, copies of which are on file in the offices of Global Payments Inc.”
Stock certificates for the Shares, without the above legend, shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Restricted Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply if deemed advisable by the Company, with registration requirements under the Securities Act of 1933, listing requirements under the rules of any stock exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.
5. Voting and Dividend Rights. Grantee, as beneficial owner of the Shares, shall have full voting and dividend rights with respect to the Shares during and after the Restricted Period. If Grantee forfeits any rights he or she may have under this Certificate in accordance with Section 2, Grantee shall no longer have any rights as a shareholder with respect to the Restricted Shares or any interest therein and Grantee shall no longer be entitled to receive dividends on such stock.
6. No Right of Continued Employment. Nothing in this Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in the employ of the Company or any Affiliate.
7.    No Entitlement to Future Awards. The grant of this Award does not entitle Grantee to the grant of any additional awards under the Plan in the future. Future grants, if any, will be at the sole discretion of the Company.
8. Payment of Taxes. Upon issuance of the Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code. The Company or any Affiliate employing Grantee has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the vesting of the Shares. The withholding requirement may be satisfied, in whole or in part, at the election of the Company’s general counsel, principal financial officer or chief accounting officer, by withholding from the settlement Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as such officer establishes. The obligations of the Company under this Certificate will be conditional on such payment or arrangements, and the Company and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.
9.    Amendment. The Committee may amend, modify or terminate this Certificate without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Restricted Shares hereunder had expired) on the date of such amendment or termination.
10.    Plan Controls. The terms contained in the Plan shall be and are hereby incorporated into and made a part of this Certificate and this Certificate shall be governed by and construed in accordance with the Plan. Without limiting the foregoing, the Restricted Shares are subject to adjustment as provided in Article 15 of the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Certificate, the provisions of the Plan shall be controlling and determinative. Any conflict between this Certificate and the terms of a written employment, key position, or change-in-control agreement with Grantee that has been approved, ratified or confirmed by the Committee shall be decided in favor of the provisions of such employment, key position, or change-in-control agreement.
11.    Governing Law. This Certificate shall be construed in accordance with and governed by the laws of the State of Georgia, United States of America, regardless of the law that might be applied under principles of conflict of laws.
12.    Severability. If any one or more of the provisions contained in this Certificate is deemed to be invalid, illegal or unenforceable, the other provisions of this Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.
13.    Relationship to Other Benefits. The Shares shall not affect the calculation of benefits under any other compensation plan or program of the Company, except to the extent specially provided in such other plan or program.
14.    Notice. Notices and communications hereunder must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Global Payments Inc., 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328; Attn: Corporate Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.